Filed Pursuant to Rule 433
Registration Nos. 333-229037 & 333-229037-08

*Full Pxing* $1.271bn+ Hyundai Auto Receivables Trust 2021-B

Lead Managers: Citi(str.), HSBC Securities, Santander Investment Securities, SG Americas Securities, and TD Securities

Co Managers: Commerzbank, US Bancorp

CL	AMT(MM)	OFF.AMT	WAL	S&P/F	E.FNL		L.FNL	BENCH	SPRD	YLD	CPN	$PX
A-1	$265.000	$251.750	0.24	A-1+/F1+	02	/2022	08/15/2022	IntL	0	0.13573	0.13573	100.00000
A-2	$437.000	$415.150	1.02	AAA/AAA	02	/2023	05/15/2024	EDSF	7	0.249	0.24	99.99093
A-3	$437.000	$415.150	2.29	AAA/AAA	09	/2024	01/15/2026	IntS	6	0.390	0.38	99.97793
A-4	$133.100	$126.445	3.47	AAA/AAA	06	/2025	02/16/2027	IntS	7	0.607	0.60	99.97860
B	$24.700	$23.465	3.97	AA+/AA+	08	/2025	02/16/2027	IntS	30	0.918	0.91	99.97565
C	$41.170	$39.111	4.19	AA-/A+	10	/2025	02/15/2028	IntS	48	1.128	1.12	99.97811

-Deal Summary-

Offered Size: $1.271bn+ *No Grow*

Settle: 07/28/2021

Offering Format: Public

First Pay Date: 08/16/2021

ERISA: Yes

Ratings: S&P/F

Min Denoms: $1,000 x $1,000

BBG Ticker: HART 2021-B

B&D: Citi

-Available Information-

* Preliminary Prospectus, FWP and CDI File (attached)

* Intex Deal Name: xhyar21b Password: A7XK

* Link: https://dealroadshow.finsight.com/ Passcode: HART21B

CUSIPS:

A-1: 44934KAA2

A-2: 44934KAB0
A-3: 44934KAC8
A-4: 44934KAD6

B : 44934KAE4

C : 44934KAF1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.